EXHIBIT 99.1

CONTACT:

Gary A. Harmon

Chief Financial Officer

(706) 876-5851

gary.harmon@dixiegroup.com

THE DIXIE GROUP REPORTS FIRST QUARTER 2008 RESULTS

CHATTANOOGA, Tenn. (April 29, 2008) -- The Dixie Group, Inc. (NASDAQ:DXYN) today reported financial results for the first quarter ended March 29, 2008.  For the first quarter, income from continuing operations was $82,000, or $0.01 per diluted share, compared with income from continuing operations of $237,000, or $0.02 per diluted share, for the first quarter of 2007.  Sales for the first quarter of 2008 were $70,722,000, down 5% from sales of $74,490,000 in the year-earlier quarter.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, "The carpet industry continued to be adversely affected by declining sales of new and existing residential housing units, difficult credit conditions, and contracting consumer confidence.  Industry sales declined 7% compared with the year-earlier first quarter, while our first quarter carpet sales reflected a 3% year-over-year decline.  Our residential carpet business was down 10.6%, slightly less than the industry’s residential carpet decline, but our commercial carpet business grew over 10%, well ahead of the industry’s commercial carpet growth.

“Our new residential products have been well placed and received favorably by our customers, which should enhance our efforts to continue increasing market share within the markets we serve.  Wool carpet collections were introduced late last year by Masland and earlier this year by Fabrica, and we plan to expand our wool product offerings later this year.  Dixie Home’s introductions, including the new Lifestyles collection, were well received at Surfaces, and samples already have been shipped to customers.  The growth of our commercial carpet business reflects the success of our modular/carpet tile products and our Dixie Home and Office collections of Stainmaster® commercial products.  Our commercial carpet sales and profitability continue to benefit from these products.

"The first quarter typically is the slowest and most difficult quarter for our business.  This seasonal weakness, together with soft conditions in the residential portion of our business, has put pressure on our margins and our ability to leverage costs.  However, improved operating performance and reductions in selling and administrative expenses offset most of the effect of lower fixed cost absorption and higher raw material and other costs. Our gross margin percent declined a modest 0.2% to 29.1% while selling and administrative expenses increased only 0.2% to 26.8%.  The price increases we announced in the first quarter should be fully implemented by the end of this quarter; however, additional raw material and other price increases are predicted for the industry.

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DXYN Reports First Quarter 2008 Results

April 29, 2008

"Although severe weakness in the housing industry and tough credit conditions will likely persist throughout this year, we expect improved sales volumes during the second quarter as a result of the normal seasonality of the carpet industry and our business.  We believe that conditions in the residential portion of our industry will improve somewhat in the last half of this year, but the rate of growth of commercial carpet sales is expected to slow.  We anticipate our sales to continue to outpace those of the carpet industry as a whole, due to the performance of our commercial business and the projected effect of our new residential products,” Frierson concluded.

During the first quarter of this year, the Company purchased 137,975 shares of its Common Stock at an average price of $8.26 per share pursuant to the program authorized by the Board of Directors to repurchase up to $10.0 million of the Company’s Common Stock.  Current stock prices suggest that repurchases of the Company’s Stock represent an excellent investment.

The Company’s loss from discontinued operations was $69,000, or $0.01 per diluted share, for the first quarter of 2008, compared with a loss of $66,000, or $0.01 per diluted share, for the first quarter of 2007.  Including discontinued operations, the Company reported net income of $13,000, or $0.00 per diluted share, for the first quarter of 2008 compared with net income of $171,000, or $0.01 per diluted share, for the first quarter of 2007.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's web site or at www.earnings.com.  The simulcast will begin at approximately 11:00 a.m. Eastern Time on April 29, 2008.  A replay will be available approximately two hours later and will continue for approximately 30 days.  If Internet access is unavailable, a listen-only telephonic conference will be available by dialing (913) 312-1486 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing (719) 457-0820 and entering 1417923 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets and Dixie Home brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements.  Such factors include the levels of demand for the products produced by the Company.  Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations.  Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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DXYN Reports First Quarter 2008 Results

April 29, 2008

THE DIXIE GROUP, INC.

Consolidated Condensed Statements of Operations

(unaudited; in thousands, except earnings per share)

	Three Months Ended
	March 29, 2008	March 31, 2007
NET SALES	$70,722	$74,490
Cost of sales	50,165	52,671

GROSS PROFIT	20,557	21,819
Selling and administrative expenses	18,943	19,778
Other operating income	(148)	(28)
Other operating expense	187	125

OPERATING INCOME	1,575	1,944

Interest expense	1,476	1,557
Other income	(61)	(14)
Other expense	8	17

Income from continuing operations before income taxes	152	384
Income tax provision	70	147

Income from continuing operations	82	237
Loss from discontinued operations, net of tax	(69)	(66)

NET INCOME	$13	$171

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.01	$0.02
Discontinued operations	(0.01)	(0.01)

Net income	$0.00	$0.01

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.01	$0.02
Discontinued operations	(0.01)	(0.01)

Net income	$0.00	$0.01

Weighted-average shares outstanding:
Basic	12,649	12,771
Diluted	12,768	12,976

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THE DIXIE GROUP, INC.

Consolidated Condensed Balance Sheets

(in thousands)

	March 29, 2008	December 29, 2007
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$284	$427
Accounts receivable, net	32,457	32,868
Inventories	82,331	75,928
Other	9,965	7,742
Total Current Assets	125,037	116,965

Net Property, Plant and Equipment	101,775	102,378
Goodwill	56,689	56,743
Other Assets	14,261	14,152
TOTAL ASSETS	$297,762	$290,238

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$36,073	$32,734
Current portion of long-term debt	8,894	8,817
Total Current Liabilities	44,967	41,551

Long-Term Debt
Senior indebtedness	66,098	60,119
Capital lease obligations	2,185	2,547
Convertible subordinated debentures	17,162	17,162
Deferred Income Taxes	11,520	11,726
Other Liabilities	14,804	15,019
Stockholders' Equity	141,026	142,114
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$297,762	$290,238

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